UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

8

Date of Report (Date of earliest event reported)
October 8, 2018

GREEN PLAINS INC.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

001-32924	84-1652107
(Commission file number)	(IRS employer identification no.)

1811 Aksarben Drive, Omaha, Nebraska	68106
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

On October 8, 2018, Green Plains Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) among the Company, Green Plains Bluffton LLC and Green Plains Holdings II LLC, wholly-owned subsidiaries of the Company, and Valero Renewable Fuels Company, LLC (the “Buyer”) whereby the Company will sell to the Buyer three of its ethanol plants located in Lakota, IA, Bluffton, IN and Riga, MI (the “Transaction”).  The Transaction involves 280 million gallons of nameplate capacity, or approximately 20% of the Company’s reported ethanol production capacity. The estimated sales price for the facilities is $300 million plus approximately $28 million of related working capital.

The closing of the Transaction, which is expected to occur during the fourth quarter of 2018, is subject to customary closing conditions and regulatory approvals. The Agreement contains normal and customary representations and warranties, and indemnification obligations.

The foregoing summary of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8‑K, and is incorporated into this Item 1.01 by reference.

The Company, as parent of Green Plains Partners LP (the “Partnership”), Green Plains Bluffton LLC (“Green Plains Bluffton”), Green Plains Holdings II LLC (“Green Plains Holdings II”), and collectively with the Company, Green Plains Bluffton and Green Plains Holdings II, the (“GPRE Buyers”),  also entered into an Asset Purchase Agreement (the “GPP Purchase Agreement”) with Green Plains Partners LP ( the “Partnership”), Green Plains Holdings LLC, the Partnership’s general partner (the “General Partner”), Green Plains Operating Company LLC, a wholly owned subsidiary of the Partnership (the “Operating Company”), Green Plains Ethanol Storage LLC, a wholly owned subsidiary of the Partnership (“Green Plains Storage”), and Green Plains Logistics LLC, a wholly owned subsidiary of the Partnership (“Green Plains Logistics” and collectively with the Partnership, the General Partner, Green Plains Storage and the Operating Company, the “Partnership Parties”) to acquire the storage and transportation assets and the assignment of rail car leases associated with the Bluffton, Lakota and Riga ethanol plants in order to facilitate the sale of such assets to the Buyer in the Transaction. The Company will exchange approximately 8.9 million units it owns of the Partnership, valued at $120.9 million, to the Partnership for the storage and transportation assets, contract extension and rail car leases. The quarterly minimum volume commitment associated with the storage and throughput services agreement will be 235.7 million gallons which is 80% of the new annual production capacity of 1.183 billion gallons. In addition, the Company and the Partnership have agreed, upon closing, to extend the storage and throughput services agreement an additional three years into 2028.

The GPP Purchase Agreement provides for the closing to occur immediately prior to the Company’s sale of the ethanol plants to Buyer. Pursuant to the GPP Purchase Agreement, and subject to certain limitations, the Partnership Parties and the GPRE Buyers agreed to certain indemnification provisions with each other and their respective affiliates.  The foregoing description of the GPP Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.2 to this Current Report on Form 8‑K, and is incorporated into this Item 1.01 by reference.

Item 7.01.  Regulation FD Disclosure.

On October 10, 2018, the Company issued a press release announcing the Transaction. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed as part of this report.

Number	Description
2.1

Asset Purchase Agreement among Green Plains Bluffton LLC, Green Plains Holdings II LLC, Green Plains Inc. and Valero Renewable Fuels Company, LLC, dated October 8, 2018. (The schedules to the Asset Purchase Agreement have been omitted. The Company will furnish such schedules to the SEC upon request.)

2.2

Asset Purchase Agreement among Green Plains Partners LP, Green Plains Holdings LLC, Green Plains Operating Company LLC, Green Plains Ethanol Storage LLC, Green Plains Logistics LLC, Green Plains Inc., Green Plains Trade Group LLC, Green Plains Bluffton LLC and Green Plains Holdings II LLC, dated October 8, 2018. (The schedules to the Asset Purchase Agreement have been omitted. The Company will furnish such schedules to the SEC upon request.)

99.1	Press Release, dated October 10, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 10, 2018	Green Plains Inc. By: /s/ John W. Neppl John W. Neppl Chief Financial Officer (Principal Financial Officer)